INVESTMENT MANAGEMENT AGREEMENT

between

GOLDMAN SACHS PRIVATE CREDIT FUND LLC

and

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

This INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 20th day of March, 2023 between GOLDMAN SACHS ASSET MANAGEMENT, L.P., a limited partnership formed under the laws of the state of Delaware (the “Investment Adviser”), and GOLDMAN SACHS PRIVATE CREDIT FUND LLC, a Delaware limited liability company (the “LLC”).

WHEREAS, the LLC intends to convert into a Delaware corporation named Goldman Sachs Private Credit Corp. (together with the LLC, the “Fund”) and elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Investment Adviser is an investment adviser that is registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to engage the Investment Adviser to furnish investment advisory services to the Fund, and the Investment Adviser desires to furnish such services and serve as the investment adviser to the Fund, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Sub-Advisers. The Investment Adviser may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act, to act as sub-advisers to provide the Fund certain services set forth in Sections 2 and 5 hereof, all as shall be set forth in a written contract to which the Fund and the Investment Adviser shall be parties, which contract shall be subject to approval by the vote of a majority of the board of directors of the Fund (the “Board of Directors”) who are not deemed to be “interested persons” of the Fund (as defined in the Investment Company Act ), cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the Investment Company Act, by the vote of a majority of the outstanding voting securities of the Fund and otherwise consistent with the terms of the Investment Company Act.

2. Management Services.

(a) Subject to the supervision of the Board of Directors, the Investment Adviser will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. The Investment Adviser will determine from time to time what securities or other investments (each such investment being called herein a “Fund Investment” and collectively, “Fund Investments”) shall be purchased for the Fund, what Fund Investments shall be held or sold by the Fund, and what portion of the Fund Investments shall be held uninvested as cash and cash equivalents, subject always to the provisions of the Fund’s organizational documents and of the Investment Company Act, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish.

(b) The Investment Adviser is hereby authorized to cause the Fund to make Fund Investments, directly or indirectly, through one or more subsidiaries or special purpose vehicles.

(c) The Investment Adviser is hereby authorized, on behalf of the Fund and at the direction of the Board of Directors pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Fund Investments and other property and funds held or owned by the Fund, including, without limitation, exercising and enforcing rights with respect to any claims relating to such Fund Investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(d) Subject to the general supervision of the Board of Directors, the Investment Adviser will provide certain administrative services to the Fund other than such administrative services provided by the Fund’s administrator (such administrator, or any successor administrator, including any affiliate of the Investment Adviser, the “Administrator”). The Investment Adviser will, to the extent such services are not required to be performed by the Administrator or others pursuant to a custodian agreement (or a transfer agency agreement to the extent that a person other than the Investment Adviser is serving thereunder as the Fund’s transfer agent), (i) provide supervision of all aspects of the Fund’s operations not referred to in paragraphs (a) to (c) above; (ii) coordinate with and oversee the services being performed by the Administrator and the Fund’s custodian and transfer agent, (iii) provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund; (iv) provide, on behalf of the Fund, significant managerial assistance to those portfolio companies of the Fund that the Fund is required to provide such services to under the Investment Company Act; (v) arrange for, at the Fund’s expense, (A) the preparation for the Fund of all required tax returns, (B) the preparation and submission of reports to existing stockholders and regulatory authorities and (C) the preparation and submission of the Fund’s registration statement and all other documents necessary to fulfill regulatory requirements and maintain the registration and qualifications of the Fund with the SEC and other regulatory authorities; (vi) maintain all of the Fund’s records and (vii) provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

(e) The Investment Adviser will also provide to the Board of Directors such periodic and special reports as it may reasonably request. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(f) The Investment Adviser will maintain all books and records with respect to the Fund’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Administrator or the Fund’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the Investment Company Act. The Investment Adviser will also provide to the Board of Directors such periodic and special reports as it may reasonably request.

(g) The Investment Adviser will notify the Board of Directors of any change in the Investment Adviser’s membership within a reasonable time after such change.

(h) The Investment Adviser’s services hereunder are not deemed exclusive, and it shall be free to render similar services to others. The Investment Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund; provided that its services to the Fund hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of the Investment Adviser or any manager, partner, officer or employee of the Investment Adviser to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund Investments, subject at all times to applicable law).

In addition, commencing at such time as the Fund is subject to the North American Securities Administrators Association’s Omnibus Guidelines Statement of Policy adopted on March 29, 1992 and as amended on May 7, 2007 and from time to time (the “Omnibus Guidelines”) and ending at such time as the Fund’s shares of common stock (“Shares”) qualify as Covered Securities, as defined in Section 18 of the Securities Act of 1933, as amended, the following Sections 2(i) – (j) shall apply.

(i) The Investment Adviser shall, upon request by an official or agency administering the securities laws of a state (a “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to the Fund’s stockholders pursuant to this Agreement, any registration statement filed with the SEC and applicable federal and state law.

(j) The Investment Adviser has a fiduciary responsibility and duty to the Fund for the safekeeping and use of all the funds and assets of the Fund, whether or not in the Investment Adviser’s immediate possession or control. The Investment Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Fund. The Investment Adviser shall not contract away any fiduciary obligation owed by the Investment Adviser to the Fund’s stockholders under common law.

3. Allocation of Charges and Expenses.

(a) The Investment Adviser will pay all costs incurred by it in connection with the performance of its duties under Section 2. The Investment Adviser will pay the compensation and expenses of all its personnel and will make available, without expense to the Fund, the services of such of the Investment Adviser’s partners, officers and employees as may duly be elected officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law. The Investment Adviser will not be required to pay any expenses of the Fund other than those specifically allocated to it, including as set forth in this Section 3. In particular, but without limiting the generality of the foregoing, the Investment Adviser will not be required to pay: (i) organization and offering expenses associated with the offering of Fund securities (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, including costs associated with technology integration between the Fund’s systems and those of participating intermediaries, reasonable bona fide due diligence expenses of participating intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials and other marketing expenses, design and website expenses, fees and expenses of the Fund’s escrow agent, if any, and transfer agent, fees to attend retail seminars sponsored by participating intermediaries, if any, and costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, intermediaries, registered investment advisors or financial or other advisors, but excluding the stockholder servicing fee); (ii) fees and expenses, including travel expenses, incurred by the Investment Adviser or payable to third parties related to the investments of the Fund, including, among others, professional fees (including, without limitation, the fees and expenses of consultants, experts and rating agencies) and fees and expenses relating to, associated with or otherwise from evaluating, monitoring, researching and performing due diligence on investments and prospective investments; (iii) interest payable on debt, if any, incurred to finance the Fund’s investments; (iv) fees and expenses incurred by the Fund in connection with membership in investment company organizations; (v) brokers’ commissions; (vi) fees and expenses associated with calculating the Fund’s net asset value (including the costs and expenses of any independent valuation firm); (vii) legal, auditing or accounting expenses; (viii) taxes or governmental fees; (ix) the fees and expenses of the administrator, transfer agent or sub-transfer agent of the Fund; (x) the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of shares of the Fund; (xi) the expenses of and fees for registering or qualifying, or for exemptions from registering or qualifying, shares of the Fund for sale and of maintaining the federal and/or state registration or exemptions therefrom of the Fund and registering the Fund as a broker or a dealer, as applicable; (xii) the fees and expenses of the directors of the Fund who are not affiliated with the Investment Adviser; (xiii) the cost of preparing and distributing reports, proxy statements and notices to stockholders, the SEC and other regulatory authorities; (xiv) costs of holding stockholder meetings; (xv) the fees or disbursements of custodians of the Fund’s assets, including expenses incurred in the performance of any obligations enumerated by the organizational documents of the Fund insofar as they govern agreements with any such custodian; (xvi) insurance premiums; or (xvii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Fund and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person and indemnification or contribution expenses payable by the Fund to any person and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. The Investment Adviser shall not be required to pay expenses of activities which are primarily intended to result in sales of shares of the Fund, including, but not limited to, all costs and expenses associated with the preparation and distribution of any private placement memorandum, subscription agreements, registration statements, prospectuses, or stockholder application forms, including any amendments, restatements and/or supplements thereto.

(b) The Investment Adviser may impose a voluntary cap on the amount of expenses that will be borne by the Fund on a monthly or annual basis. Any such expense cap may be increased, decreased, waived, or eliminated at any time at the Investment Adviser’s sole discretion.

(c) To the extent that expenses to be borne by the Fund pursuant to this Section 3 are paid by the Investment Adviser, the Fund shall reimburse the Investment Adviser for such expenses, provided, however, that the Investment Adviser may elect, from time to time and in its sole discretion, to bear certain of the Fund’s expenses set forth above, including organizational and other expenses.

(d) From time to time, the Investment Adviser or its affiliates may pay third-party providers of goods or services. The Fund will reimburse the Investment Adviser or such affiliates thereof for any such amounts paid on behalf of the Fund. From time to time, the Investment Adviser may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s stockholders.

In addition, commencing at such time as the Fund is subject to the Omnibus Guidelines and ending at such time as the Shares qualify as Covered Securities, the following Sections 3(e) – (f) shall apply.

(e) In addition to the compensation paid to the Investment Adviser pursuant to Section 4, the Fund shall reimburse the Investment Adviser for all expenses of the Fund incurred by the Investment Adviser as well as the actual cost of goods and services used for or by the Fund and obtained from entities not affiliated with the Investment Adviser. The Investment Adviser or its affiliates may be reimbursed for the administrative services performed by it or such affiliates on behalf of the Fund pursuant to any separate administration or co-administration agreement with the Investment Adviser; however, no reimbursement shall be permitted for services for which the Investment Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:

(i) rent or depreciation, utilities, capital equipment, and other administrative items of the Investment Adviser; and

(ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Investment Adviser. The term “Controlling Person” shall mean a person, whatever his or her title, who performs functions for the Investment Adviser similar to those of (a) the chairman or other member of a board of directors, (b) executive officers or (c) those holding 10% or more equity interest in the Investment Adviser, or a person having the power to direct or cause the direction of the Investment Adviser, whether through the ownership of voting securities, by contract or otherwise.

(f) All Front End Fees (as defined in the certificate of incorporation of the Fund) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment and the percentage of gross proceeds of any offering committed to investment shall be at least eighty-two percent (82%). All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees, and all other items of compensation of any kind or description paid by the Fund, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

4. Compensation of the Manager.

(a) The Fund agrees to pay, and the Investment Adviser agrees to accept, as compensation for the services provided by the Investment Adviser hereunder, a base management fee and an incentive fee as hereinafter set forth. The Fund shall make any payments due hereunder to the Investment Adviser or to the Investment Adviser’s designee as the Investment Adviser may otherwise direct.

(i) Management Fee. The management fee is payable monthly in arrears at an annual rate of 1.25% of the value of the Fund’s net assets as of the beginning of the first calendar day of the applicable month. For the first calendar month in which the Fund has operations, net assets will be measured as the beginning net assets as of the date on which the Fund breaks escrow.

(ii) Incentive Fee. The incentive fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Fund’s income and a portion is based on a percentage of the Fund’s capital gains, each as described below.

(A)

Incentive Fee on Pre-Incentive Fee Net Investment Income. The portion based on the Fund’s income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Fund’s net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses accrued for the quarter (including the management fee and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any distribution and/or stockholder servicing fees).

Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

The Fund will pay the Investment Adviser an incentive fee quarterly in arrears with respect to the Fund’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

i.

no incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter (5.0% annualized);

ii.

100% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% Net Investment annualized). This portion of our Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) is referred to as the “catch-up”; and

iii.	12.5% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% Net Investment annualized).

(B)	Incentive Fee Based on Capital Gains. The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears.

The amount payable equals 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.

Each year, the fee paid for the capital gains incentive fee is net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. The Fund will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Investment Adviser if the Fund were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

(b) The fees that are payable under this Agreement for any partial period will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant period.

5. Representations and Warranties.

(a) The Investment Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act, and the Investment Adviser agrees to maintain effective all material requisite registrations, authorizations, and licenses, as the case may be, until the termination of this Agreement.

In addition, commencing at such time as the Fund is subject to the Omnibus Guidelines and ending at such time as the Shares qualify as Covered Securities, the following provisions in Sections 5(b) – (d) shall apply.

(b) The Investment Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Fund (either included in a periodic report filed with the SEC or distributed in a separate report) (i) within sixty (60) days of the end of each quarter, a report containing the same financial information contained in the Fund’s Quarterly Report on Form 10-Q filed by the Fund under the Securities Exchange Act of 1934, as amended, and (ii) within one hundred and twenty (120) days after the end of the Fund’s fiscal year, an annual report that shall include financial statements prepared in accordance with U.S. GAAP which are audited and reported on by independent certified public accountants; (iii) a report of the material activities of the Fund during the period covered by the report; (iv) where forecasts have been provided to the Fund’s stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (v) a report setting forth distributions to the Fund’s stockholder for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds of the Fund’s offering.

(c) From time to time and not less than quarterly, the Fund shall cause the Investment Adviser to review the Fund’s accounts to determine whether cash distributions are appropriate. The Fund may, subject to authorization by the Board of Directors, distribute pro rata to the Fund’s stockholders funds which the Board of Directors deems unnecessary to retain in the Fund. The Board of Directors may from time to time authorize the Fund to declare and pay to the Fund’s stockholders such dividends or other distributions, in cash or other assets of the Fund or in securities of the Fund, including in shares of one class or series payable to the holders of the shares of another class or series, or from any other source as the Board of Directors in its discretion shall determine. Any such cash distributions to the Investment Adviser shall be made only in conjunction with distributions to stockholders and only out of funds properly allocated to the Investment Adviser’s account. All such cash distributions shall be made only out of funds legally available therefor pursuant to the Delaware General Corporation Law, as amended from time to time.

(d) The Investment Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Fund of its equity securities into short-term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Fund and the nature, timing and implementation of any changes thereto pursuant to Section 2 of the this Agreement; provided however, that the Investment Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Investment Adviser shall cause any proceeds of the offering of Fund securities not committed for investment within the later of two years from the date of effectiveness of the Fund’s registration statement or one year from termination of the offering, unless a longer period is permitted by the applicable State Administrator, to be paid as a distribution to the stockholders of the Fund as a return of capital without deduction of a sales load.

6. Avoidance of Inconsistent Position. The Investment Adviser or its agent shall arrange for the placing of all orders for the purchase and sale of Fund Investments with brokers or dealers (including Goldman Sachs & Co. LLC, or an affiliate thereof) selected by the Investment Adviser. In the selection of such brokers or dealers (including Goldman Sachs & Co. LLC or an affiliate thereof) and the placing of such orders, the Investment Adviser is directed at all times to seek to obtain the best net results for the Fund, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, the Investment Adviser may select a broker based partly upon brokerage or research services provided to the Fund, the Investment Adviser and any of its other accounts. It is also understood that it is desirable for the Fund that the Investment Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Adviser in connection with its services to other clients. If any occasion should arise in which the Investment Adviser gives any advice to its clients concerning the shares of the Fund, it will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Investment Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other customers (including any investment company or advisory account for which the Investment Adviser or any of its affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

7. Limitation of Liability of Investment Adviser and the Fund.

(a) The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on the Investment Adviser’s part in the performance of its duties or from reckless disregard by the Investment Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Investment Adviser, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as the Investment Adviser’s employee or agent.

The following provisions in Sections 7(b) – (c) shall (i) not apply in respect of Goldman Sachs & Co. LLC or the Administrator and (ii) apply commencing at such time as the Fund is subject to the Omnibus Guidelines and ending at such time as the Shares qualify as Covered Securities.

(b) Notwithstanding Section 7(a) to the contrary, the Fund shall not provide for indemnification of an indemnified party for any liability or loss suffered by an indemnified party, nor shall the Fund provide that any of the indemnified parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:

(i) the Fund has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Fund;

(ii) the Fund has determined, in good faith, that the indemnified party was acting on behalf of or performing services for the Fund;

(iii) the Fund has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the indemnified party is the Investment Adviser or an Affiliate (as defined in the Fund’s certificate of incorporation) of the Investment Adviser, or (B) gross negligence or willful misconduct, in the case that the indemnified party is a director of the Fund who is not also an officer of the Fund or the Investment Adviser or an Affiliate of the Investment Adviser; and

(iv) such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from the Fund stockholders.

Furthermore, the indemnified party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

(i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnified party;

(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnified party; or

(iii) a court of competent jurisdiction approves a settlement of the claims against the indemnified party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Shares were offered or sold as to indemnification for violations of securities laws.

(c) The Fund may pay or reimburse reasonable legal expenses and other costs incurred by the indemnified party in advance of final disposition of a proceeding only if all of the following are satisfied:

(i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

(ii) the indemnified party provides the Fund with written affirmation of such indemnified party’s good faith belief that the indemnified party has met the standard of conduct necessary for indemnification by the Fund;

(iii) the legal proceeding was initiated by a third party who is not a Fund stockholder, or, if by a Fund stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv) the indemnified party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnified party did not comply with the requisite standard of conduct and is not entitled to indemnification.

8. Duration and Termination of this Agreement.

(a) This Agreement shall remain in full force and effect for an initial period of two years from the date first written above and shall continue for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the Fund’s directors who are not interested persons (as defined in the Investment Company Act) and in accordance with the requirements of the Investment Company Act and (ii) by a vote of a majority of the Board of Directors or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice by the Fund to the Investment Adviser, be terminated in its entirety at any time without the payment of any penalty, by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund, or on 120 days written notice by the Investment Adviser to the Fund. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation, or order.

(b) Any termination of this Agreement pursuant to this Section 8 shall be without penalty or other additional payment save that (i) the Fund shall pay the management fee and incentive fee referred to in Section 4 hereof prorated to the date of termination; and (ii) the Fund shall honor any trades entered but not settled before the date of any such termination. Sections 3, 4, 7, 8, 10 and 13 hereof shall survive the termination of this Agreement.

In addition, commencing at such time as the Fund is subject to the Omnibus Guidelines and ending at such time as the Shares qualify as Covered Securities, the following Sections 8(c) – (e) shall apply.

(c) After the termination of this Agreement, the Investment Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Investment Adviser prior to termination of this Agreement, including any deferred fees. The Investment Adviser shall promptly upon termination:

(i) (i) Deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors;

(ii) Deliver to the Board of Directors all assets and documents of the Fund then in custody of the Investment Adviser; and

(iii) Cooperate with the Fund to provide an orderly management transition.

(d) Without the approval of holders of a majority of the Shares entitled to vote on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, or other provisions of the certificate of incorporation of the Fund, the Investment Adviser shall not: (i) modify this Agreement except for amendments that do not adversely affect the rights of the stockholders; (ii) appoint a new Investment Adviser (other than a sub-adviser pursuant to the terms of this Agreement and applicable law); (iii) sell all or substantially all of the Fund’s assets other than in the ordinary course of the Fund’s business or as otherwise permitted by law; or (iv) except as otherwise permitted herein, voluntarily withdraw as the Investment Adviser unless such withdrawal would not affect the tax status of the Fund and would not materially adversely affect the stockholders; or (v) cause the merger of the Fund.

(e) The Fund may terminate the Investment Adviser’s interest in the Fund’s revenues, expenses, income, losses, distributions, and capital by payment of an amount equal to the then present fair market value of the terminated Investment Adviser’s interest, determined by agreement of the terminated Investment Adviser and the Fund. If the Fund and the Investment Adviser cannot agree upon such amount, the parties will submit to binding arbitration which cost will be borne equally by the Investment Adviser and the Fund. The method of payment to the terminated Investment Adviser must be fair and must protect the solvency and liquidity of the Fund. When the termination is voluntary, the method of payment will be presumed to be fair if it provides for a non-interest bearing unsecured promissory note with principal payable, if at all, from distribution which the terminated Investment Adviser otherwise would have received under the program agreement had the Investment Adviser not been terminated. When the termination is involuntary, the method of payment will be presumed to be fair if it provides for an interest bearing promissory note maturing in not less than five years with equal installments each year.

9. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent required under the Investment Company Act, no amendment of this Agreement shall be effective as to the Fund until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by a majority of the Board of Directors, including a majority of the directors who are not interested persons (as defined in the Investment Company Act) of the Fund and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part which shall remain in full force and effect.

10. General. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Fund consents to exclusive jurisdiction and venue for any litigation arising out of this Agreement to the United States District Court for the Southern District of New York, unless no federal jurisdiction exists, in which case the Fund consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County. Nothing herein shall constitute a waiver or limitation of any rights which the Fund may have, if any, under any applicable law.

11. Conflicts of Interest and Prohibited Activities.

Commencing at such time as the Fund is subject to the Omnibus Guidelines and ending at such time as the Shares qualify as Covered Securities, the following provisions in this Section 11 shall apply.

(a) The Investment Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.

(b) The Investment Adviser shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions; (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws; or (iv) enter into any agreement, arrangement, or understanding that would circumvent Section V.G of the Omnibus Guidelines.

(c) The Investment Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell Shares or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of properly disclosed sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing Shares, including out of the Investment Adviser’s own assets, including those amounts paid to the Investment Adviser under this Agreement.

(d) The Investment Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other person and the funds will be protected from the claims of affiliated companies.

12. Access to Stockholder List.

Commencing at such time as the Fund is subject to the Omnibus Guidelines and ending at such time as the Shares qualify as Covered Securities, the following provision in this Section 12 shall apply.

If a stockholder requests a copy of the stockholder list pursuant to Section E of the Fund’s certificate of incorporation (the “Charter Stockholder List Provision”), the Investment Adviser is hereby authorized to request a copy of the stockholder list from the Fund’s transfer agent and send a copy of the stockholder list to any stockholder so requesting in accordance with the Charter Stockholder List Provision. The Investment Adviser and the Board of Directors shall be liable to any stockholder requesting the list for the costs, including reasonable attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list, and for actual damages suffered by any stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is to secure such list of stockholder or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of the Fund.

13. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing sent by courier or registered air mail, or by facsimile or electronic means (and, in respect of communications sent by facsimile, confirmed in writing sent by courier or registered air mail, or electronic mail), to the requisite party, at its address as follows:

If to the Investment Adviser:

Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Legal Department, Consumer & Investment Management Division of Goldman

Sachs & Co. LLC

Fax: (212) 902-4140

If to the Fund:

Goldman Sachs Private Credit Fund LLC

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Legal Department, Consumer & Investment Management Division of Goldman

Sachs & Co. LLC

Fax: (212) 902-4140

or to such other address as to which the party receiving the notice shall have notified the other party in writing.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that Section 4(a)(ii) or any portion thereof is determined to be contrary to the requirements of Section 205(b)(3) of the Advisers Act as then in effect, Section 4(a)(ii) shall be deemed to incorporate the applicable requirements of Section 205(b)(3), and as applicable, the compensation payable thereunder shall be reduced accordingly.

15. Effective Date. This Agreement shall be effective as of the date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Alex Chi
Name: Alex Chi
Title: Managing Director

GOLDMAN SACHS PRIVATE CREDIT FUND LLC

By:	/s/ David Pessah
Name: David Pessah
Title: Chief Financial Officer

[Signature Page to Investment Management Agreement]